Exhibit 4.3

December 31, 2022

To:

Mark Locke

Maven Top Holdings S.à r.l. (Apax)

Caledonia (Private) Investments Pty Ltd

dMY Sponsor II LLC

BY EMAIL

Re:	Amended and Restated Investor Rights Agreement

Dear Shareholders

Reference is made to that certain Amended and Restated Investor Rights Agreement, dated as of April 26, 2021, by and among you (the “Holder”), Genius Sports Limited, a company incorporated under the laws of Guernsey (“PubCo”), and the other parties signatory thereto (as it may be amended, supplemented or restated from time to time in accordance with the terms thereof, the “Investor Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investor Rights Agreement.

The parties hereto acknowledge and agree that, notwithstanding anything to the contrary set forth in the Investor Rights Agreement and by way of amendment thereto, prior to April 21, 2023 the Holder shall be permitted to Pledge up to 40% of the Registrable Securities held by him on the Closing Date.

Except as set forth above, the Investor Rights Agreement shall continue in full force and effect with respect to all parties signatory thereto. Except as expressly set forth herein, nothing in this letter agreement shall be construed to amend, modify or waive any other provisions of the Investor Rights Agreement nor shall this letter agreement limit, restrict, modify, alter, amend or otherwise change in any manner the other rights and obligations of the parties under the Investor Rights Agreement.

Sections 5.1 (Assignment; Successors and Assigns; No Third Party Beneficiaries), 5.2 (Termination), 5.3 (Severability), 5.4 (Entire Agreement; Amendments; No Waiver), 5.5 (Counterparts; Electronic Delivery), 5.6 (Notices), Section 5.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 5.8 (Specific Performance), 5.11 (No Third Party Liabilities) of the Investor Rights Agreement shall be incorporated herein by reference and made applicable, mutatis mutandis, to this letter agreement as if set forth in their entirety herein.

[Signature page follows.]

Please indicate your agreement to the foregoing by signing a copy of this letter agreement where indicated below and returning it to PubCo, whereupon this letter agreement will constitute a binding agreement between the parties hereto effective as of the date first set forth above.

Very truly yours,

GENIUS SPORTS LIMITED

By:	/s/ Jackie Grech
Name:	Jackie Grech
Title:	Deputy Company Secretary

[Signature Page to Letter Agreement]

Acknowledged and agreed:

By:	/s/ Mark Locke
Name:	Mark Locke

[Signature Page to Letter Agreement]

Acknowledged and agreed:

Maven Top Holdings S.à r.l.

By:	/s/ Albert Costa Centena
Name:	Albert Costa Centena
Title:	Director

[Signature Page to Letter Agreement]

Acknowledged and agreed:

Maven Top Holdings S.à r.l.

By:	/s/ Philippe Santin
Name:	Philippe Santin
Title:	Manager

[Signature Page to Letter Agreement]

Acknowledged and agreed:

dMY Sponsor II LLC

By:	/s/ Harry You
Name:	Harry You
Title:	Chairman, dMY Technology Group

[Signature Page to Letter Agreement]